Exhibit 10.12
PROFESSIONAL SERVICES AGREEMENT
THIS PROFESSIONAL SERVICES AGREEMENT (“the Agreement”) executed effective as of the 1st day of April, 2010, is entered into by and between Meridian Bioscience, Inc., an Ohio corporation with a principal place of business at 3471 Riverhills Drive, Cincinnati, Ohio 45244, USA (“Meridian”), and Antonio Alessandro Interno, an Italian citizen residing at Via Solferino 41, 20023 Cerro Maggiore, Milan, Italy (“Mr. Interno”).
WHEREAS, Meridian desires to build and promote brand awareness and equity within Africa, Europe, the Middle East and Scandinavia; and
WHEREAS, Mr. Interno has the knowledge, experience and desire to assist Meridian in this capacity.
NOW THEREFORE, in reliance on the foregoing, and in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Meridian and Mr. Interno agree as follows:
1.	Professional Services. Mr. Interno shall provide professional services to Meridian with the objective to build and promote brand awareness and equity within Africa, Europe, the Middle East and Scandinavia, related to the Meridian Bioscience trade name. Mr. Interno shall perform such services to, and on behalf of, Meridian on a monthly basis, including, but not limited to, the following (“Services”):
a.	Meetings with key opinion leaders, hospitals, laboratories, physicians and other healthcare diagnostic supply chain participants with the objective of promoting the Meridian brand;

b.	Monitoring competitors for possible intellectual property infringement that could harm the Meridian brand;

c.	Searching and identifying potential product sourcing opportunities that could complement the Meridian brand; and

d.	Other similar activities with the objective of promoting the Meridian brand.
Mr. Interno shall perform all Services under this Agreement outside the United States as an “independent contractor” and not as an employee or agent of Meridian or any of Meridian’s subsidiary companies. Mr. Interno is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, Meridian or to bind Meridian in any manner. For sake of clarity, Mr. Interno shall not be authorized to negotiate or execute contracts or any type of business transaction on behalf of Meridian. Mr. Interno warrants, represents and covenants that he shall provide the Services in good faith and in a diligent, businesslike and professional manner.

2.	Fees and Payments. Meridian shall pay Mr. Interno as full payment for Services rendered by him hereunder, at a monthly rate of Six Thousand Five Hundred Euros (€6,500) (“Professional Services Fee”). The Professional Services Fee shall be payable by Meridian on the 15th calendar day of each month, provided that prior to the 10th calendar day of each month, Mr. Interno has submitted to Meridian an invoice that provides sufficient detail of the Services performed for that month. Mr. Interno shall submit his invoices to Meridian’s Chief Financial Officer or Chief Executive Officer via e-mail or facsimile.
Meridian and Mr. Interno acknowledge that this Professional Services Fee includes reimbursement for any out-of-pocket costs that he may incur in his performance of his obligations under this Agreement.
3.	Term. Subject to the provisions of this Section 3, the term of this Agreement (the “Term”) shall commence on the date hereof and end on April 1, 2011, unless this Agreement is terminated or extended by mutual written agreement of the parties. Notwithstanding the foregoing, this Agreement and all rights of Mr. Interno under this Agreement will terminate (except as otherwise provided in this Section):
a.	Upon the death of Mr. Interno;

b.	Upon the disability of Mr. Interno (as defined below), immediately upon notice from either party to the other; or

c.	Upon 30 days written notice by either party.
For purposes of Section 3(b), Mr. Interno will be deemed to have a “disability” if, for physical or mental reasons, Mr. Interno is unable to perform the essential functions of Mr. Interno’s duties under this Agreement for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period, as determined in accordance with this Section 3(b). The disability of Mr. Interno will be determined by a medical doctor selected by written agreement of Meridian and Mr. Interno upon the request of either party by notice to the other. If Meridian and Mr. Interno cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two (2) medical doctors will select a third medical doctor who will determine whether Mr. Interno has a disability. The determination of the medical doctor selected under this Section 3(b) will be binding on both parties. Mr. Interno must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 3(b), and Mr. Interno hereby authorizes the disclosure and release to Meridian of such determination and all supporting medical records. If Mr. Interno is not legally competent, Mr. Interno’s legal guardian or duly authorized attorney-in-fact will act in Mr. Interno’s stead, under this Section 3(b) for the purposes of submitting Mr. Interno to the examinations, and providing the authorization of disclosure, required under this Section 3(b).

4.	Authority and Indemnification of Meridian. Mr. Interno represents that he is not restricted or prohibited in any manner from entering into this Agreement and performing the duties for Meridian as herein provided. Mr. Interno shall indemnify and save harmless Meridian from any damages, liabilities, actions, suits or other claims, and from reasonable attorneys’ fees and costs incurred by Meridian in defending against same, should Mr. Interno’s representations set forth in this Section 4 be challenged.

5.	Severability. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable in any respect, Meridian and Mr. Interno agree that such term or provision shall be deemed to be modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law. If any of the provisions of this Agreement are held to be illegal, invalid or unenforceable in any respect, the remainder of this Agreement and all other provisions hereof shall not be affected thereby.

6.	Parties Bound. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns; provided, however, that Mr. Interno shall not assign any of Mr. Interno’s rights or delegate any of his duties hereunder without the prior written consent of Meridian. Meridian shall not assign any of its rights or delegate any of its duties hereunder to any person or entity without the prior written consent of Mr. Interno.

7.	Governing Law. This Agreement shall be governed by the internal substantive laws of the State of Ohio, USA.

8.	Entire Agreement and Amendments. Meridian and Mr. Interno agree that this Agreement constitutes the entire agreement between them with respect to the subject matter hereof, and that any and all prior discussions, negotiations, agreements and understandings including, without limitation, any prior agreement between Meridian and Mr. Interno are hereby superseded. The terms and provisions of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by a written instrument executed by Meridian and Mr. Interno.

9.	No Waiver of Rights. Neither any failure nor any delay on the part of Meridian in exercising any right, power or privilege hereunder shall operate as a waiver thereof on the part of Meridian nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege by Meridian.

10.	Notice. Any and all notices given or required to be given hereunder shall be sent by personal delivery or by certified mail, return receipt requested, and shall conclusively be deemed to have been received on the date such notice is delivered at the address specified below (or such other address as may be specified in writing by the parties hereof) or, in the case of certified mail, on the fifth (5th) business day following the date on which it was mailed.

If to Meridian:	MERIDIAN BIOSCIENCE, INC.

3471 River Hills Drive
Cincinnati, Ohio 45244
Attention: John A. Kraeutler

If to Mr. Interno, at the address set forth on the first page hereof.
11.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

12.	Headings; Gender; Number. The headings contained in this Agreement are for convenience only and shall not be construed as substantive provisions of this Agreement. Words of any gender shall include any other gender, unless the context requires otherwise. Singular words shall include the plural and plural words shall include the singular, unless the context requires otherwise.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

WITNESSES:	Company:

MERIDIAN BIOSCIENCE, INC.

/s/ Melissa Lueke	By:	/s/ John Kraeutler

		Name: Title:	John Kraeutler CEO

ANTONIO ALESSANDRO INTERNO:

/s/ Fabio Rossella	/s/ Antonio Alessandro Interno